As filed with the Securities and Exchange Commission on May 17, 2024
Registration No. 333-211323
Registration No. 333-211324

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (333-211323)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (333-211324)

UNDER
THE SECURITIES ACT OF 1933

Labcorp Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	99-2588107
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

358 South Main Street, Burlington, North Carolina	27215
(Address of Principal Executive Offices)	(Zip Code)

Laboratory Corporation of America Holdings Amended and Restated 2016 Employee Stock Purchase Plan
Laboratory Corporation of America Holdings 2016 Omnibus Incentive Plan

(Full titles of the plans)

Sandra D. van der Vaart
Executive Vice President, Chief Legal Officer
Labcorp Holdings Inc.
358 South Main Street
Burlington, North Carolina 27215
(Name and address of agent for service)
(336) 229-1127
(Telephone number, including area code, of agent for service)
Copies to:
William I. Intner
Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, Maryland 21202
(410) 659-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the Registration Statements on Form S-8 listed below (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission by Laboratory Corporation of America Holdings (“Labcorp”) and are being filed to deregister all securities that were registered for issuance on the Registration Statements and remain unissued or unsold thereunder.

•Registration Statement on Form S-8 (File No. 333-211323) filed May 12, 2016 (the “2016 ESPP”); and

•Registration Statement on Form S-8 (File No. 333-211324) filed May 12, 2016 (the “2016 Omnibus Incentive Plan,” and together with the 2016 ESPP, the “Plans”).
On May 17, 2024, Labcorp completed a holding company reorganization (the “Reorganization”), whereby Labcorp became a wholly owned subsidiary of Labcorp Holdings Inc., a Delaware corporation (“LHI”). The Reorganization was completed pursuant to an Agreement and Plan of Merger, dated May 17, 2024 (the “Merger Agreement”), among Labcorp, LHI and Radiance Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of LHI (“Merger Sub”). In accordance with the Merger Agreement, the Reorganization was implemented pursuant to Section 251(g) of the Delaware General Corporation Law by the merger of Merger Sub with Labcorp, with Labcorp surviving the merger as a direct, wholly owned subsidiary of LHI (the “Merger”). At the effective time of the Merger, each outstanding share of the Labcorp’s common stock, par value $0.10 per share (“Labcorp Common Stock”) was automatically converted in the Merger into one share of LHI’s common stock, par value $0.10 per share, evidencing the same proportional interests in LHI and having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of Labcorp Common Stock immediately prior to the Merger. LHI is deemed to be the successor issuer of Labcorp under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended.
As a result of the Merger and in accordance with an undertaking made by Labcorp in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Labcorp hereby removes from registration all of the securities registered under the Registration Statements which are issuable pursuant to the Plans and remain unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on May 17, 2024.

LABCORP HOLDINGS INC.

By:	/s/ Sandra D. van der Vaart
Sandra D. van der Vaart
Executive Vice President, Chief Legal Officer and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.